                                                                 EXHIBIT 10.27




                                 LOAN AGREEMENT



                                    BETWEEN



                            CITY OF HAMMOND, INDIANA


                                      AND


                            LEAR SEATING CORPORATION


                     --------------------------------------

                                   $9,500,000
                            City of Hammond, Indiana
           Adjustable Rate Economic Development Revenue Bonds of 1994
                       (Lear Seating Corporation Project)


                                     Dated

                                     as of

                                  July 1, 1994

                                    INDEX

                   (This Index is not a part of the Agreement
                but rather is for convenience of reference only)

Preambles                                                                                             Page
---------                                                                                             ----
ARTICLE I             DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

Section 1.1.          Use of Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Section 1.2.          Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Section 1.3.          Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Section 1.4.          Captions and Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Section 1.5.          References to Bank, Letter of Credit or Reimbursement Agreement
                      Ineffective During Certain Periods  . . . . . . . . . . . . . . . . . . . . .     5

ARTICLE II            REPRESENTATIONS, WARRANTIES AND COVENANTS   . . . . . . . . . . . . . . . . .     6

Section 2.1.          Representations, Warranties and Covenants of the Issuer   . . . . . . . . . .     6
Section 2.2.          Representations, Warranties and Covenants of the Borrower   . . . . . . . . .     7

ARTICLE III           ISSUANCE OF THE PROJECT BONDS   . . . . . . . . . . . . . . . . . . . . . . .     9

Section 3.1.          Issuance of the Project Bonds; Application of Proceeds  . . . . . . . . . . .     9
Section 3.2.          Disbursements from the Construction Fund.   . . . . . . . . . . . . . . . . .     9
Section 3.3.          Investment of Fund Moneys   . . . . . . . . . . . . . . . . . . . . . . . . .    11
Section 3.4.          Arbitrage Rebate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Section 3.5.          Borrower Required to Pay Costs in Event Construction Fund Insufficient  . . .    12
Section 3.6.          Completion Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

ARTICLE IV            LOAN BY ISSUER; REPAYMENT OF THE LOAN;
                      LOAN PAYMENTS AND ADDITIONAL PAYMENTS   . . . . . . . . . . . . . . . . . . .    14

Section 4.1.          Loan Repayment; Delivery of Notes   . . . . . . . . . . . . . . . . . . . . .    14
Section 4.2.          Additional Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
Section 4.3.          Place of Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
Section 4.4.          Obligations Unconditional   . . . . . . . . . . . . . . . . . . . . . . . . .    16
Section 4.5.          Assignment of Agreement and Revenues  . . . . . . . . . . . . . . . . . . . .    16
Section 4.6.          Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

ARTICLE V             ADDITIONAL AGREEMENTS AND COVENANTS   . . . . . . . . . . . . . . . . . . .   17

Section 5.1.          Right of Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 5.2.          Sale, Lease or Grant of Use by Borrower   . . . . . . . . . . . . . . . . .   17
Section 5.3.          Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 5.4.          Borrower Not to Adversely Affect Exclusion from Gross Income of
                      Interest on Project Bonds   . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 5.5.          Assignment by Issuer  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 5.6.          Borrower's Performance Under Indenture  . . . . . . . . . . . . . . . . . .   19

ARTICLE VI            REDEMPTION OF PROJECT BONDS   . . . . . . . . . . . . . . . . . . . . . . .   20

Section 6.1.          Optional Redemption   . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 6.2.          Extraordinary Optional Redemption   . . . . . . . . . . . . . . . . . . . .   20
Section 6.3.          Mandatory Redemption of Project Bonds   . . . . . . . . . . . . . . . . . .   21
Section 6.4.          Actions by Issuer   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Section 6.5.          Required Deposits for Optional Redemption   . . . . . . . . . . . . . . . .   22

ARTICLE VII           EVENTS OF DEFAULT AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . .   23

Section 7.1.          Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Section 7.2.          Remedies on Default   . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 7.3.          No Remedy Exclusive   . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 7.4.          Agreement to Pay Attorneys' Fees and Expenses   . . . . . . . . . . . . . .   25
Section 7.5.          No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Section 7.6.          Remedies Subject to Bank's Direction  . . . . . . . . . . . . . . . . . . .   25

ARTICLE VIII          MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

Section 8.1.          Term of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 8.2.          Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 8.3.          Extent of Covenants of the Issuer; No Personal Liability  . . . . . . . . .   26
Section 8.4.          Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 8.5.          Amendments and Supplements  . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 8.6.          Execution Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 8.7.          Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 8.8.          Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 8.9.          Act Promptly  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

EXHIBIT A             PROJECT NOTE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1

EXHIBIT B             DESCRIPTION OF PROJECT  . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1

EXHIBIT C             COMPLETION CERTIFICATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1

EXHIBIT D             FORM OF DISBURSEMENT REQUEST  . . . . . . . . . . . . . . . . . . . . . . . . D-1

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT is made and entered into as of July 1, 1994 between the CITY OF HAMMOND, INDIANA, a municipal corporation, duly organized and validly existing under the laws of the State of Indiana (the "Issuer"), and LEAR SEATING CORPORATION, a Delaware corporation (the "Borrower"), under the circumstances summarized in the following recitals (the capitalized terms not defined above or in the recitals being used therein as defined in or pursuant to Article I hereof):

         A. Pursuant to the provisions of the laws of the State, including the Act, the Issuer has now determined to provide financing for costs of certain economic development facilities (the "Project").

         B. The Borrower and the Issuer have full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto covenant, agree and bind themselves as follows (provided that any obligation of the Issuer created by or arising out of this Agreement shall not be a general debt on its part but shall be payable solely out of the Revenues):

                                  ARTICLE I



                                  DEFINITIONS

         Section 1.1.     Use of Defined Terms.  Words and terms
defined in the Indenture shall have the same meanings when used herein, unless the context or use clearly indicates another meaning or intent. In addition, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent.

         Section 1.2.  Definitions.  As used herein:

         "Additional Payments" means the amounts required to be paid by the Borrower pursuant to the provisions of Section 4.2 hereof.

         "Agreement" means this Loan Agreement, as amended or supplemented from time to time.

         "Authorized Borrower Representative" means the President, any Vice President or other officer of the Borrower authorized by the President or any Vice President of the Borrower to act as the Borrower's representative under this Agreement, the Indenture, the Remarketing Agreement and the Purchase Contract.

         "Co-Trustee" means the Co-Trustee at the time acting as such under the Indenture, originally Calumet National Bank, Hammond, Indiana, as Co-Trustee, and any successor Co-Trustee as determined or designated under or pursuant to the Indenture.

         "Event of Default" means any of the events described as an Event of Default in Section 7.1 hereof.

         "Force Majeure" means any of the causes, circumstances or events described as constituting Force Majeure in Section 7.1 hereof.

         "Indenture" means the Trust Indenture, dated as of even date herewith, among the Issuer, the Trustee and the Co-Trustee, as amended or supplemented from time to time.

         "Loan" means the loan by the Issuer to the Borrower of the proceeds received from the sale of the Project Bonds.

         "Loan Payment Date" means any date on which any of the Loan Payments are due and payable, whether at maturity, upon acceleration, call for redemption or prepayment, or otherwise.

         "Loan Payments" means the amounts required to be paid by the Borrower in repayment of the Loan pursuant to the provisions of the Notes and of Section
4.1 hereof.

         "Notes" means the Project Note and any Additional Notes.

         "Notice Address" means:

                 (a)      As to the Issuer:


                          5925 Calumet Avenue
                          Hammond, IN  46320
                          Attention:  Treasurer

                          cc:  Carol M. Green, Esq.
                          McHie, Myers, McHie & Enslen
                          53 Muenich Ct.
                          Hammond, Indiana  46320-1798

                 (b)      As to the Borrower:


                          Lear Seating Corporation
                          21557 Telegraph Road
                          Southfield, MI  48034
                          Attention:  Donald Stebbins

                          cc:  Joseph McCarthy
                          Lear Seating Corporation
                          21557 Telegraph Road
                          Southfield, MI  48034

                 (c)      As to the Trustee:


                          NBD Bank, N.A.
                          One Indiana Square
                          Indianapolis, IN  46266
                          Attention:  Corporate Trust Department, Suite 836

                 (d)      As to the Co-Trustee:

                          Calumet National Bank
                          5231 Hohman Avenue
                          Hammond, IN  46325
                          Attention:  Cletus Epple

                 (e)      As to the Remarketing Agent:


                          William Blair & Company
                          222 West Adams Street
                          Chicago, IL  60606
                          Attention:  Peter Raphael


or such additional or different address, notice of which is given under Section
8.2 hereof.

         "Project" means the Project as set forth in Exhibit B hereof.

         "Project Bonds" means the City of Hammond, Indiana Adjustable Rate Economic Development Revenue Bonds of 1994 (Lear Seating Corporation Project) authorized in the Indenture, in the original principal amount of $9,500,000.

         "Project Note" means the promissory note of the Borrower, dated as of even date with the Project Bonds, in the form attached hereto as Exhibit A and in the principal amount of $9,500,000 evidencing the obligation of the Borrower to make Loan Payments.

         "Remarketing Agreement" means the Remarketing Agreement of even date herewith among the Borrower, the Issuer and William Blair & Company, as Remarketing Agent, as amended and supplemented from time to time.

         "Tax Certificate" means the Tax Representation Certificate of the Borrower delivered in connection with the initial issuance and delivery of the Project Bonds.

         "Trustee" means the Trustee at the time acting as such under the Indenture, originally NBD Bank, N.A., Indianapolis, Indiana, as Trustee, and any successor Trustee as determined or designated under or pursuant to the Indenture.

         "Unassigned Issuer's Rights" means all of the rights of the Issuer to receive Additional Payments under Section 4.2 hereof, to be held harmless and indemnified under Section 5.3 hereof, to be reimbursed for attorney's fees and expenses under Section 7.4 hereof, and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement under Section 8.5 hereof.

         Section 1.3. Interpretation. Any reference herein to the Issuer, to the Issuing Authority or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their respective functions.

         Any reference to a section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Indiana Code or to any statute of the United States of

America, includes that section, provision, chapter or statute as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision, chapter or statute shall be applicable solely by reason of this provision if it constitutes in any way an impairment of the rights or obligations of the Issuer, the Holders, the Trustee, the Bank or the Borrower under this Agreement.

         Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms "hereof", "hereby", "herein", "hereto", "hereunder" and similar terms refer to this Agreement; and the term "hereafter" means after, and the term "heretofore" means before, the date of delivery of the Project Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

         Section 1.4. Captions and Headings. The captions and headings in this Agreement are solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs, subparagraphs or clauses hereof.

         Section 1.5. References to Bank, Letter of Credit or Reimbursement Agreement Ineffective During Certain Periods. During any period in which no Letter of Credit is in effect and no amounts remain unreimbursed to the Bank under the Reimbursement Agreement, references in this Agreement to the Bank, the Letter of Credit and the Reimbursement Agreement shall be disregarded and shall have no effect.

                               (End of Article I)

                                  ARTICLE II



                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 2.1. Representations, Warranties and Covenants of the Issuer. The Issuer represents and warrants that:

                  (a) It is a duly organized and validly existing municipal corporation under the laws of the State;

                  (b) It has full legal right, power and authority to (i) enter into this Agreement, the Purchase Contract, the Remarketing Agreement, the Letter of Representations and the Indenture, (ii) issue, sell and deliver the Project Bonds and (iii) carry out and consummate all other transactions contemplated by this Agreement, the Purchase Contract, the Remarketing Agreement, the Letter of Representations and the Indenture.

                  (c) It has duly authorized (i) the execution, delivery and performance of its obligations under this Agreement, the Project Bonds, the Purchase Contract, the Remarketing Agreement, the Letter of Representations and the Indenture, and (ii) the taking of any and all such actions as may be required on the part of the Issuer to carry out, give effect to and consummate the transactions contemplated by such instruments.

                  (d) This Agreement, the Purchase Contract, the Remarketing Agreement, the Letter of Representations and the Indenture constitute legal, valid and binding obligations of the Issuer, enforceable in accordance with their respective terms; this Agreement, the Purchase Contract, the Remarketing Agreement, the Letter of Representations and the Indenture have been duly authorized and executed by the Issuer; and, when authenticated by the Trustee in accordance with the provisions of the Indenture, the Project Bonds will have been duly authorized, executed, issued and delivered and will constitute legal, valid and binding special obligations of the Issuer in conformity with the provisions of the Act and the Constitution of the State.

                  (e) There is no action, suit, proceeding, inquiry, or investigation at law or in equity or before or by any court, public board or body, pending or, to the best of the knowledge of the Issuer, threatened against the Issuer, nor to the best of the knowledge of the Issuer is there any basis therefor, which in any manner questions the validity of the Act, the powers of the Issuer referred to in paragraph
         (b) above or the validity of any proceedings taken by the Issuer in connection with the issuance of the Project Bonds or wherein any unfavorable decision, ruling or finding could materially adversely affect the transactions contemplated by this Agreement or which, in any way, would adversely affect the validity or enforceability of the Project Bonds, the Indenture, the Purchase Contract, the Remarketing Agreement, the Letter of Representations or this Agreement (or of any other instrument required or contemplated for use in consummating the transactions contemplated thereby and hereby).

                  (f) The execution and delivery by the Issuer of this Agreement, the Project Bonds, the Purchase Contract, the Remarketing Agreement, the Letter of Representations and the Indenture in compliance with the provisions of each of such instruments will not conflict with or constitute a breach of, or default under, any material commitment, agreement or other instrument to which the Issuer is a party or by which it is bound, or under any provision of the Act, the Constitution of the State or any existing law, rule, regulation, ordinance, judgment, order or decree to which the Issuer is subject.

                  (g) The Issuer will do or cause to be done all things necessary, so far as lawful, to preserve and keep in full force and effect its existence or to assure the assumption of its obligations under this Agreement, the Indenture, the Remarketing Agreement, the Letter of Representations and the Bonds by any successor public body.

                  (h) There are no existing liens, claims, charges or encumbrances on or rights to the Pledged Taxes which are senior to, or on a parity with, the claims of the Trustee pursuant to the Indenture and the TIF Resolution. The Issuer has not entered into any contract or arrangements of any kind and there is no existing, pending, threatened or anticipated event or circumstances that might give rise to any lien, claim, charge or encumbrance on or right to the Pledged Taxes which would be prior to, or on a parity with, the claims of the Trustee pursuant to the Indenture and the TIF Resolution. Under current law and procedure, the Issuer is lawfully entitled to receive, pledge and assign the Pledged Taxes as security for the payment of the principal of and interest on the Project Bonds.

                  (i) Under current law, regulation and procedure, the Issuer is lawfully entitled to receive, pledge and assign the Pledged Taxes as security for the payment of the principal of and interest on the Bonds as more fully set forth in the TIF Resolution.

         Section 2.2 Representations, Warranties and Covenants of the Borrower. The Borrower represents, warrants and covenants that:

                  (a) The Borrower is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, is duly qualified to conduct business in the State and has full corporate power and authority to execute, deliver and perform this Agreement, the Purchase Contract, the Reimbursement Agreement, the Remarketing Agreement, the Letter of Representations and the Project Note and to enter into and carry out the transactions contemplated by those documents; that execution, delivery and performance do not, and will not, violate any provision of law applicable to the Borrower or its Articles of Incorporation or By-laws and do not, and will not, conflict with or result in a material default under any agreement or instrument to which the Borrower is a party or by which the Borrower is bound. This Agreement, the Purchase Contract, the Reimbursement Agreement, the Remarketing Agreement, the Letter of Representations and the Project Note, by proper corporate action, have been duly authorized, executed and delivered by the Borrower and are valid and binding obligations of the Borrower.

                  (b) The Project is expected to create jobs and employment opportunities within the jurisdiction of the Issuer, and the Project will be operated and maintained in such manner as to conform in all material respects with all applicable zoning, planning, building, health, environmental and other applicable governmental rules and regulations and as to be consistent with the Act.

                  (c) The representations contained in the Tax Certificate (which is incorporated herein by this reference thereto) are true and correct in all material respects and the Borrower will observe the covenants contained therein as fully as if set forth herein.

                  (d) The Borrower is not in default in the payment of principal of, or interest on, any of the Borrower's indebtedness for borrowed money, or in default under any instrument under which, or subject to which, any indebtedness has been incurred, and no event has occurred and is continuing under the provisions of any agreement involving the Borrower that, with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder, which default would individually or in the aggregate have a material and adverse effect upon the business or assets of the Borrower or would materially and adversely affect the operation of the Project, the validity of this Agreement, the Purchase Contract, the Reimbursement Agreement, the Remarketing Agreement, the Letter of Representations and the Project Note or the performance of the Borrower's obligations thereunder or the transactions contemplated hereby.

                  (e) No litigation at law or in equity nor any proceeding before any governmental agency or other tribunal involving the Borrower is pending or, to the knowledge of the Borrower, threatened, in which any liability of the Borrower is not adequately covered by insurance or in which any judgment or order would have a material and adverse effect upon the business or assets of the Borrower or would materially and adversely affect the operation of the Project, the validity of this Agreement, the Purchase Contract, the Reimbursement Agreement, the Remarketing Agreement, the Letter of Representations and the Project Note or the performance of the Borrower's obligations thereunder or the transactions contemplated hereby.

                  (f) The Borrower has not made and will not make any changes to the Project or to the operation thereof which would affect the qualification of the Project under the Act or impair the exclusion from gross income for federal income tax purposes of the interest on the Project Bonds.


                              (End of Article II)

                                 ARTICLE III



                         ISSUANCE OF THE PROJECT BONDS

         Section 3.1. Issuance of the Project Bonds; Application of Proceeds. To provide funds to make the Loan for purposes of financing the costs of the Project, the Issuer will issue, sell and deliver the Project Bonds as required by the provisions of the Purchase Contract. The Project Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein. The Borrower hereby approves the terms and conditions of the Indenture and the Project Bonds, and the terms and conditions under which the Project Bonds will be issued, sold and delivered.

         The proceeds from the sale of the Project Bonds shall be loaned to the Borrower by depositing such proceeds with the Co-Trustee which shall deposit them in the Construction Fund and thereafter transferring them as provided herein and in the Indenture.

         At the request of the Borrower, and for the purposes and upon fulfillment of the conditions specified in the Indenture, the Issuer, in its sole discretion, may provide for the issuance, sale and delivery of Additional Bonds and loan the proceeds from the sale thereof to the Borrower.

         Section 3.2.  Disbursements from the Construction Fund..

                  (a) The Issuer has, in the Indenture, authorized and directed the Co-Trustee, provided no Event of Default has occurred and is continuing, to make disbursements from the Construction Fund, to reimburse the Borrower or any person designated by the Borrower for the following:

                         (i)      Costs incurred directly or
                 indirectly for or in connection with the acquisition, construction, improvement, installation or equipping of the Project including, but not limited to, those for preliminary planning and studies, architectural, legal, engineering and supervisory services, labor, services, materials, fixtures, and equipment;

                         (ii)     Premiums attributable to all
                 insurance required to be taken out with respect to the Project, the premium on each surety bond, if any, required with respect to work on the Project, and taxes, assessments and other charges in respect of the Project, that may become due and payable;

                         (iii)    Costs incurred directly or
                 indirectly in seeking to enforce any remedy against any contractor, subcontractor, materialman or other agent in respect of any default under any contract relating to the Project;

                         (iv)     Financing, legal, accounting,
                 printing and engraving fees, charges and expenses, and all other such fees, charges and expenses incurred in connection with the authorization, sale, issuance and delivery of the Project Bonds and the preparation and delivery of this Loan Agreement and related documents, the fees and expenses of the Trustee, Co-Trustee, Registrar and Paying Agent, properly incurred in connection with the execution and delivery of the Indenture and of the Bank in connection with the issuance of the Letter of Credit and the execution and delivery of the Reimbursement Agreement; and

                         (v)      Any other incidental and necessary
                 costs including without limitation, expenses, fees and charges relating to the acquisition, construction, improvement, installation or equipping of the Project; title charges, surveys, commitment fees, appraisal fees and recording fees.

             (b) Nothing contained herein permits or shall be construed to permit the expenditure of any moneys in the Construction Fund for, or in reimbursement of payments made for, costs of issuance of the Project Bonds to the extent such costs of issuance exceed 2% of the net proceeds of the Project Bonds allocable to the Project within the meaning of Section 147(g) of the Code or for provision of working capital.

             (c)     All moneys in the Construction Fund
    (including moneys earned thereon by investment thereof) remaining after the completion of the acquisition, construction, installation, equipment and improvement of the Project and payment, or provision for payment in full of the costs provided for in the preceding subsections of this Section, then due and payable, shall promptly be (i) paid to the Trustee for deposit into the Bond Fund to be used for the redemption of the Project Bonds, or a portion thereof, at the earliest possible date; provided that amounts approved in writing by the Borrower shall be retained by the Co-Trustee in the Construction Fund for payment of such costs not then due and payable, or (ii) used to acquire, construct, install, improve and equip such additional real and personal property in connection with the Project as are designated by the Authorized Borrower Representative, the acquisition, construction, installation, improvement and equipping of which will be such as is permitted under both the Act and the Code, or (iii) used for a combination of any or all of the foregoing as is provided in such direction.

             (d) Disbursements from the Construction Fund for the items described in the foregoing subsections 3.2(a) through (c) shall be in the amount of such items. All disbursements from the Construction Fund for the items described in the foregoing subsections 3.2(a) through (c) shall be made only upon the written order of the Authorized Borrower Representative and the following conditions shall have been satisfied with respect to such disbursement:

                       (A)     There shall have been delivered
                 to the Co-Trustee a certificate of the
                 Authorized Borrower Representative in the form of

                          Exhibit D attached hereto certifying, with respect to such disbursement, (1) the specific items, amounts and payees thereof,
                          (2) that none of the items for which the disbursement is proposed to be made formed the basis for any disbursement theretofore made from the Construction Fund, (3) that each item for which the disbursement is proposed to be made is or was necessary in connection with the Project, (4) that the items requested qualify for such disbursement under the provisions of subsections (i) through (v) of Section 3.2(a), and (5) that all construction on the Project thereto performed is in accordance with the plans and specifications for the Project; and

                                (B)     There shall be in existence no
                          Event of Default or situation which, upon the giving of notice or the passage of time or both would become an Event of Default;

                  (e) Should the Borrower be unable to request final disbursement from the Construction Fund as described above prior to a date which is three (3) years from the Closing Date of the Project Bonds, such funds remaining in the Construction Fund shall be considered to be moneys remaining in the Construction Fund after completion of the Project and shall be paid to the Trustee for deposit into the Bond Fund and expended as described in this Section 3.2 unless the Borrower delivers to the Co-Trustee and the Trustee an opinion of Bond Counsel that such treatment is not necessary to retain the tax-exempt status of the Project Bonds.

         Section 3.3. Investment of Fund Moneys. At the written or oral request (promptly confirmed in writing) of the Authorized Borrower Representative, any moneys held as part of the Bond Fund (except moneys held in the Bond Fund from draws on the Letter of Credit for purposes of paying the Bonds pursuant to Section 5.03 of the Indenture or defeasing the Project Bonds pursuant to Article IX of the Indenture), the Construction Fund, the Remarketing Reimbursement Fund or the Tax Increment Fund shall be invested or reinvested by the Trustee or the Co-Trustee, as applicable in Eligible Investments. The Issuer and the Borrower each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Project Bonds in such manner and to such extent, if any, as may be necessary, after taking into account reasonable expectations at the time of delivery of and payment for the Project Bonds, so that the Project Bonds will not constitute arbitrage bonds under Section 148 of the Code.

         The Borrower shall provide the Issuer with, and the Issuer may base its certifications as authorized by the Bond Legislation on, a certificate of the Borrower for inclusion in the transcript of proceedings for the Project Bonds, setting forth the reasonable expectations of the Borrower on the date of delivery of and payment for the Project Bonds regarding the amount and use of the proceeds of the Project Bonds and the facts, estimates and circumstances on which those expectations are based.

         Section 3.4. Arbitrage Rebate. The Borrower agrees to compute and make such payments to the United States of America as are required of it under
Section 5.11 of the Indenture. The obligation of the Borrower to make such payments shall remain in effect and be binding upon the Borrower notwithstanding the release and discharge of the Indenture.

         The Borrower covenants to the owners of the Project Bonds that, notwithstanding any other provision of this Agreement or any other instrument, it shall take no action, nor shall the Borrower direct the Trustee or Co-Trustee to take or approve the Trustee's or Co-Trustee's taking any action, or direct the Trustee or Co-Trustee to make or approve the Trustee's or Co-Trustee's making any investment or use of proceeds of the Project Bonds or any other moneys which may arise out of or in connection with this Agreement, the Indenture or the Project, which would cause the Project Bonds to be treated as "arbitrage bonds" within the meaning of Section 148 of the Code. In addition, the Borrower covenants and agrees to comply with the requirements of
Section 148(f) of the Code as it may be applicable to the Project Bonds or the proceeds derived from the sale of the Project Bonds or any other moneys which may arise out of, or in connection with, this Agreement, the Indenture or the Project throughout the term of the Project Bonds. No provision of this Agreement shall be construed to impose upon the Trustee or Co-Trustee any obligation or responsibility for compliance with arbitrage regulations, except as provided in the Indenture.

         Section 3.5. Borrower Required to Pay Costs in Event Construction Fund Insufficient. In the event that money in the Construction Fund is not sufficient to pay all costs of providing the Project the Borrower shall, nonetheless, complete the Project in order to fulfill the public purposes of the Act and shall pay all costs of such completion in full from its own funds. The Borrower shall not be entitled to any reimbursement for such completion costs from the Issuer or any Trustee, Co-Trustee, Registrar or Paying Agent, nor shall it be entitled to any abatement, diminution or postponement of Loan Payments.

         Section 3.6. Completion Date. The Completion Date of any additions or improvements to the Project shall be evidenced to the Issuer, the Co-Trustee and the Trustee by a certificate signed by the Authorized Borrower Representative substantially in the form attached hereto as Exhibit C, stating:

                  (a) the date on which the additions or improvements to the Project were substantially complete,

                  (b) that all other facilities necessary in connection with such additions or improvements have been acquired, constructed, improved, installed and equipped,

                  (c) that such additions and improvements have been completed in such a manner as to conform with all applicable zoning, planning, building, environmental and other similar governmental regulations,

                  (d) that all costs of such additions or improvements then due and payable have been paid, and

                  (e) the amounts which the Co-Trustee should retain in the Construction Fund for the payment of costs not yet due or the liability for which the Borrower is contesting or which otherwise should be retained and the reasons such amounts should be retained.

         The Authorized Borrower Representative shall include with such certificate a statement specifically describing all items of personal property and fixtures acquired and installed as part of the Project.


                              (End of Article III)

                                  ARTICLE IV



                     LOAN BY ISSUER; REPAYMENT OF THE LOAN;
                     LOAN PAYMENTS AND ADDITIONAL PAYMENTS

         Section 4.1. Loan Repayment; Delivery of Notes. Upon the terms and conditions of this Agreement, the Issuer will make the Loan to the Borrower.
In consideration of and in repayment of the Loan, the Borrower shall make, as Loan Payments, payments sufficient in time and amount in collected funds to pay when due all Bond Service Charges, all as more particularly provided in the Project Note and any Additional Note. The Project Note shall be executed and delivered by the Borrower concurrently with the execution and delivery of this Agreement. All Loan Payments shall be paid to the Trustee in accordance with the terms of the Notes for the account of the Issuer and shall be held and applied in accordance with the provisions of the Indenture and this Agreement. To the extent of payments made with respect to Bond Service Charges pursuant to draws upon the Letter of Credit or funds on deposit in the Bond Fund that have been transferred from the Tax Increment Fund, the Borrower shall receive a credit against its obligation to make Loan Payments under this Agreement and the Project Note.

         In connection with the issuance of any Additional Bonds, the Borrower shall execute and deliver to the Trustee one or more Additional Notes in a form substantially similar to the form of the Project Note. All such Additional Notes shall:

                 (a) provide for payments of interest equal to the payments of interest on the corresponding Additional Bonds;

                 (b) require payments of principal and prepayments and any premium equal to the payments of principal, redemption payments and sinking fund payments and any premium on the corresponding Additional Bonds;

                 (c) require all payments on any such Additional Notes to be made no later than the due dates for the corresponding payments to be made on the corresponding Additional Bonds; and

                 (d) contain by reference or otherwise optional and mandatory prepayment provisions and provisions in respect of the optional and mandatory acceleration or prepayment of principal and any premium corresponding with the redemption and acceleration provisions of the corresponding Additional Bonds.

         All Notes shall secure equally and ratably all outstanding Bonds, except that, so long as no Event of Default described in paragraph (a), (b),
(c), (g) or (h) of Section 7.01 of the Indenture has occurred and is continuing, payments by the Borrower on the Project Note shall be used by the Trustee to reimburse the Bank for drawings on the Letter of Credit used to pay Bond Service Charges on the Project Bonds.

         Upon payment in full, in accordance with the Indenture, of the Bond Service Charges on any series of Bonds, whether at maturity or by redemption or otherwise, or upon provision for the payment thereof having been made in accordance with the provisions of the Indenture, (i) the Notes issued concurrently with those corresponding Bonds, of the same maturity, bearing the same interest rate and in an amount equal to the aggregate principal amount of the Bonds so surrendered and canceled or for the payment of which provision has been made, shall be deemed fully paid, the obligations of the Borrower thereunder shall be terminated, and any such Notes shall be surrendered by the Trustee to the Borrower, and shall be canceled by the Borrower, or (ii) in the event there is only one of those Notes, an appropriate notation shall be endorsed thereon by the Trustee evidencing the date and amount of the principal payment or prepayment equal to the Bonds so paid, or with respect to which provision for payment has been made, and that Note shall be surrendered by the Trustee to the Borrower for cancellation if all Bonds shall have been paid (or provision made therefor) and canceled as aforesaid. The Trustee shall promptly provide the Borrower with a copy of each endorsement notation evidencing a principal payment or prepayment. Unless the Borrower is entitled to a credit under express terms of this Agreement or the Notes, all payments on each of the Notes shall be in the full amount required thereunder.

         Except for such interest of the Borrower and the Bank as may hereafter arise pursuant to Section 5.07 or 5.08 of the Indenture, the Borrower and the Issuer each acknowledge that neither the Borrower nor the Issuer has any interest in the Bond Fund and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders and, to the extent of amounts due under the Reimbursement Agreement, the Bank.

         Section 4.2. Additional Payments. The Borrower shall pay to the Issuer, as Additional Payments hereunder, any and all reasonable costs and expenses incurred or to be paid by the Issuer in connection with the issuance and delivery of the Project Bonds and any Additional Bonds or otherwise related to actions taken by the Issuer under this Agreement or the Indenture.

         The Borrower shall pay to the Trustee, the Co-Trustee, the Registrar and any Paying Agent or Authenticating Agent, their reasonable fees, charges and expenses for acting as such under the Indenture.

         The Borrower also shall pay the Remarketing Agent reasonable remarketing fees in respect of the Project Bonds as provided in the Remarketing Agreement.

         Any payments under this Section not paid when due in the ordinary course shall bear interest at the Interest Rate for Advances.

         Section 4.3. Place of Payments. The Borrower shall make all Loan Payments directly to the Trustee at its principal corporate trust office. Additional Payments shall be made directly to the person or entity to whom or to which they are due.

         Section 4.4. Obligations Unconditional. The obligations of the Borrower to make Loan Payments, Additional Payments and any payments required of the Borrower under Section 6.03 of the Indenture shall be absolute and unconditional, and the Borrower shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Borrower may have or assert against the Issuer, the Trustee, the Co-Trustee any Paying Agent or Authenticating Agent, the Remarketing Agent, the Bank or any other Person; provided that the Borrower may contest or dispute the amount of any such obligation (other than Loan Payments) so long as such contest or dispute does not result in an Event of Default under the Indenture.

         Section 4.5. Assignment of Agreement and Revenues. To secure the payment of Bond Service Charges, the Issuer shall assign to the Trustee, by the Indenture, all its right, title and interest in and to the Revenues, the Agreement (except for Unassigned Issuer's Rights) and the Project Note. The Borrower hereby agrees and consents to that assignment.

         Section 4.6. Letter of Credit. Simultaneously with the initial delivery of the Project Bonds pursuant to the Indenture and the Purchase Contract, the Borrower shall cause the Bank to issue and deliver the Letter of Credit to the Trustee. The Letter of Credit may be replaced by an Alternate Letter of Credit complying with the provisions of Section 5.10 of the Indenture. The Borrower shall take whatever action may be necessary to maintain the Letter of Credit or an Alternate Letter of Credit in full force and effect during the period required by the Indenture. The Borrower shall take whatever action may be necessary to maintain the Letter of Credit or an Alternate Letter of Credit (the issuance of which will not cause a mandatory tender for purchase of the Project Bonds) during any period that the Project Bonds are not subject to optional redemption or are subject to optional redemption at a redemption price in excess of 100% of the principal amount thereof plus accrued interest to the Redemption Date; provided, that the foregoing requirement shall apply only if the Project Bonds were remarketed for such period as if secured by the Letter of Credit. The Borrower shall take whatever action may be necessary to comply with all material terms of the Reimbursement Agreement, including the timely payment to the Bank of all amounts due and payable under the Reimbursement Agreement, and shall not permit an event of default thereunder to occur. In no event, however, shall the provisions of this Section 4.6 be construed to require the Borrower to secure the Project Bonds with a Letter of Credit upon the conversion to the Fixed Interest Rate or the Intermediate Interest Rate.


                              (End of Article IV)

                                   ARTICLE V



                      ADDITIONAL AGREEMENTS AND COVENANTS

         Section 5.1. Right of Inspection. Subject to reasonable security and safety regulations and upon 48 hours notice, the Trustee, the Co-Trustee and their respective agents, shall have the right during normal business hours to inspect the Project for any purpose relating to the validity of the Project Bonds or the exclusion from gross income of the interest thereon for purposes of federal income taxation.

         Section 5.2. Sale, Lease or Grant of Use by Borrower. Subject to the provisions of any agreement to which the Borrower is a party or by which it is bound, the Borrower may sell, lease or grant the right to occupy and use the Project, in whole or in part, to others, provided that:

                 (a) There shall be delivered to the Trustee an opinion of Bond Counsel addressed to the Trustee, in form and substance reasonably acceptable to the Trustee, to the effect that such sale, assignment or leasing shall not adversely affect the tax- exempt status of the interest payable on the Project Bonds then outstanding or the validity of the Project Bonds under the Act; and

                 (b) The Borrower shall not be released from its obligations under this Agreement unless the purchaser, assignee, lessee or transferee shall assume in writing all obligations of the Borrower under this Agreement and the Reimbursement Agreement.

         Section 5.3. Indemnification. The Borrower releases the Issuer from, agrees that the Issuer shall not be liable for, and shall indemnify the Issuer against, all liabilities, claims, costs and expenses, including attorneys fees and expenses, imposed upon, incurred or asserted against the Issuer by reason of the Issuer's capacity as issuer of the Project Bonds and in connection with this Agreement on account of: (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project; (b) any breach or default on the part of the Borrower in the performance of any covenant or agreement of the Borrower under this Agreement, the Reimbursement Agreement, the Project Note or any related document, or arising from any act or failure to act by the Borrower, or any of the Borrower's agents, contractors, servants, employees or licensees; (c) the authorization, issuance, sale, trading, redemption or servicing of the Project Bonds, and the provision of any information or certification furnished in connection therewith concerning the Project Bonds, the Project or the Borrower including, without limitation, the Preliminary Official Statement and the Official Statement (each as defined in the Purchase Contract), any information furnished by the Borrower for, and included in, or used as a basis for preparation of, any certifications, information statements or reports furnished by the Issuer, and any other information or certification obtained from the Borrower to assure the exclusion of the interest on the Project Bonds from gross income of the Holders thereof for federal income tax purposes; (d) the Borrower's failure to comply with any requirement of this

Agreement, the Code pertaining to such exclusion of that interest, including the covenants in Section 5.4 hereof; and (e) any claim, action or proceeding brought with respect to the matters set forth in (a), (b), (c), or (d) above.

         The Borrower agrees to indemnify the Trustee and the Co-Trustee, respectively, for, and to hold them harmless against, all liabilities, claims, costs and expenses incurred without negligence or willful misconduct on the part of the Trustee or the Co-Trustee on account of any action taken or omitted to be taken by the Trustee or the Co-Trustee in accordance with the terms of this Agreement, the Bonds, the Reimbursement Agreement, the Letter of Credit, the Notes or the Indenture, or any action taken at the request of or with the consent of the Borrower, including the costs and expenses of the Trustee or the Co-Trustee in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under this Agreement, the Bonds, the Indenture, the Reimbursement Agreement, the Letter of Credit or the Notes.

         In case any action or proceeding is brought against the Issuer, the Co-Trustee or the Trustee in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Borrower, and the Borrower upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give that notice shall not relieve the Borrower from any of the Borrower's obligations under this Section unless that failure materially prejudices the defense of the action or proceeding by the Borrower. The Issuer, the Co-Trustee and the Trustee agree to reasonably cooperate in good faith with the Borrower's defense of any such action or defense. An indemnified party may employ separate counsel and participate in the defense, if such indemnified party is advised in a written opinion of counsel that there may be legal defenses available to such indemnified party which are adverse to or in conflict with those available to the Borrower, or that the defense of such indemnified party should be handled by separate counsel under applicable standards of attorney ethics, the Borrower shall be responsible for the reasonable fees and expenses of counsel retained by such indemnified party in assuming its own defense; provided that the counsel selected is approved by Borrower, which approval shall not be unreasonably withheld. The Borrower shall not be liable for any settlement made without the Borrower's consent.

         The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers and employees of the Issuer by reason of the Issuer's capacity as issuer of the Project Bonds and in connection with this Agreement, the Co-Trustee and the Trustee, respectively. That indemnification is intended to and shall be enforceable by the Issuer, the Co-Trustee and the Trustee, respectively, to the full extent permitted by law. Notwithstanding anything herein, no indemnity shall be required hereunder for damages that result from the gross negligence or willful misconduct on the part of the party seeking indemnity.

         Section 5.4. Borrower Not to Adversely Affect Exclusion from Gross Income of Interest on Project Bonds. The Borrower hereby represents that the Borrower has taken and caused to be taken, and covenants that the Borrower will take and cause to be taken, all actions that may be required of the Borrower, alone or in conjunction with the Issuer, for the interest on the Project Bonds to be and remain excluded from gross income for federal income tax purposes, and represents that the Borrower has not taken or permitted to be taken on the Borrower's behalf, and covenants that the Borrower will not take or permit to be taken on the Borrower's behalf, any actions that would adversely affect such exclusion under the provisions of the Code. The Borrower hereby expressly incorporates herein the representative covenants and warranties found in its Tax Certificate.

         Section 5.5. Assignment by Issuer. Except for the assignment of this Agreement to the Trustee and the Co-Trustee, the Issuer shall not attempt to further assign, transfer or convey its interest in the Revenues or this Agreement or create any pledge or lien of any form or nature with respect to the Revenues or the payments hereunder.

         Section 5.6. Borrower's Performance Under Indenture. The Borrower has examined the Indenture and approves the form and substance of, and agrees to be bound by, its terms. The Borrower, for the benefit of the Issuer and each Bondholder, shall do and perform all acts and things required or contemplated in the Indenture to be done or performed by the Borrower. The Borrower is a third party beneficiary of certain provisions of the Indenture, and Section 8.05 of the Indenture is hereby incorporated herein by reference.


                               (End of Article V)

                                  ARTICLE VI



                          REDEMPTION OF PROJECT BONDS

         Section 6.1. Optional Redemption. At any time in the case of an optional redemption of the Project Bonds in whole, or provided no Event of Default shall have occurred and be continuing in the case of a partial optional redemption of the Project Bonds, the Borrower may deliver moneys to the Trustee in addition to Loan Payments or Additional Payments required to be made and direct the Trustee to use the moneys so delivered for the purpose of purchasing Project Bonds or of reimbursing the Bank for drawings on the Letter of Credit used to redeem Project Bonds called for optional redemption in accordance with and subject to the limitations set forth in the applicable provisions of the Indenture.

         Section 6.2. Extraordinary Optional Redemption. The Borrower shall have, subject to the conditions hereinafter imposed, the option to direct the redemption of the entire unpaid principal balance of the Project Bonds in accordance with the applicable provisions of the Indenture upon the occurrence of any of the following events:

                 (a) The Project shall have been damaged or destroyed to such an extent that (1) it cannot reasonably be expected to be restored, within a period of nine months, to the condition thereof immediately preceding such damage or destruction or (2) its normal use and operation is reasonably expected to be prevented for a period of nine consecutive months;

                 (b) Title to, or the temporary use of, all or a significant part of the Project shall have been taken under the exercise of the power of eminent domain (1) to such extent that the Project cannot reasonably be expected to be restored within a period of nine months to a condition of usefulness comparable to that existing prior to the taking or (2) as a result of the taking, normal use and operation of the Project is reasonably expected to be prevented for a period of nine consecutive months;

                 (c) As a result of any changes in the Constitution of the State, the constitution of the United States of America, or state or federal laws, or as a result of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Issuer, the Trustee or the Borrower in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in this Agreement, or if unreasonable burdens or excessive liabilities shall have been imposed with respect to the Project or the operation thereof, including, without limitation, federal, state or other ad valorem, property, income or other taxes not being imposed on the date of this Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as the Project; or

                 (d) Changes in the economic availability of raw materials, operating supplies, energy sources or supplies, or facilities (including, but not limited to, facilities in connection with the disposal of industrial wastes) necessary for the operation of the Project shall have occurred or technological or other changes shall have occurred which in the Borrower's reasonable judgment render the operation of the Project uneconomic.

         The Borrower also shall have the option, in the event that title to or the temporary use of a portion of the Project shall be taken under the exercise of the power of eminent domain, even if the taking is not of such nature as to permit the exercise of the redemption option upon an event specified in clause
(b) above, to direct the redemption, at a redemption price of 100% of the principal amount thereof prepaid, plus accrued interest to the redemption date, of that part of the outstanding principal balance of the Project Bonds as may be payable from the proceeds received by the Borrower (after the payment of costs and expenses incurred in the collection thereof) in the eminent domain proceeding, provided that any such optional redemption shall be in a principal amount of $5,000 or any integral multiple thereof, and provided further that the Borrower shall furnish to the Issuer and the Trustee a certificate of an Engineer stating that (1) the property comprising the part of the Project taken is not essential to continued operations of the Project in the manner existing prior to that taking, (2) the Project has been restored to a condition substantially equivalent to that existing prior to the taking, or (3) other improvements have been acquired or made which are suitable for the continued operation of the Project.

         To exercise any option under this Section, the Borrower within 90 days following the event authorizing the exercise of that option, or at any time during the continuation of the condition referred to in clause (d) of the first paragraph of this Section, shall give notice to the Issuer and to the Trustee specifying the date of redemption, which date shall be not more than ninety days from the date that notice is mailed, and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption.

         The rights and options granted to the Borrower in this Section may be exercised whether or not the Borrower is in default hereunder; provided, that such default will not relieve the Borrower from performing those actions which are necessary to exercise any such right or option granted hereunder.

         Section 6.3. Mandatory Redemption of Project Bonds. If, as provided in the Project Bonds and the Indenture, the Project Bonds become subject to mandatory redemption for any reason the Borrower shall deliver or cause to be delivered to the Trustee, upon the date requested by the Trustee, moneys sufficient to pay in full the Project Bonds in accordance with the mandatory redemption provisions relating thereto set forth in the Indenture.

         Section 6.4. Actions by Issuer. At the request of the Borrower or the Trustee, the Issuer shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article VI.

         Section 6.5. Required Deposits for Optional Redemption. Except with the prior written consent of the Bank, if required pursuant to the Reimbursement Agreement, the Trustee shall not give notice of call to the Holders pursuant to the optional redemption provisions of Section 4.01 of the Indenture and Sections 6.1 and 6.2 hereof unless prior to the date by which the call notice is to be given there shall be on deposit with the Trustee funds, which, assuming no Event of Default pursuant to Section 7.1(b) hereof will occur prior to the date fixed for redemption, on the date fixed for redemption will constitute Eligible Funds, sufficient to redeem at the redemption price thereof, including interest accrued to the redemption date and premium, if any, all Project Bonds for which notice of redemption is to be given.

         All amounts paid by the Borrower pursuant to this Article which are used to pay principal of, premium, if any, or interest on the Bonds, or to reimburse the Bank for moneys drawn under the Letter of Credit and used for such purposes, shall constitute prepaid Loan Payments. No moneys drawn under the Letter of Credit shall be used to pay any portion of the premium on the Project Bonds.


                              (End of Article VI)

                                  ARTICLE VII



                         EVENTS OF DEFAULT AND REMEDIES

         Section 7.1. Events of Default. Each of the following shall be an Event of Default:

                 (a) The Borrower shall fail to observe and perform any material agreement, term or condition contained in this Agreement, and the continuation of such failure for a period of 60 days after notice thereof shall have been given to the Borrower by the Trustee, or for such longer period as the Trustee may agree to in writing (which agreement shall not be reasonably withheld); provided, that if the failure is other than the payment of money and is of such nature that it can be corrected but not within the applicable period, that failure shall not constitute an Event of Default so long as the Borrower institutes curative action within the applicable period and diligently pursues that action to completion; and provided further that no such failure shall constitute an Event of Default solely because it results in a Determination of Taxability;

                 (b) The Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) have an order for relief entered in any case commenced by or against it under the federal bankruptcy laws, as now or hereafter in effect; (iii) commence a proceeding under any other federal or state bankruptcy, insolvency, reorganization or similar law, or have such a proceeding commenced against it and either have an order of insolvency or reorganization entered against it or have the proceeding remain undismissed and unstayed for 90 days; (iv) make an assignment for the benefit of creditors; or (v) have a receiver or trustee appointed for it or for the whole or any substantial part of its property;

                 (c)      There shall occur an "Event of Default" as defined in
         Section 7.01 of the Indenture.

         Notwithstanding the foregoing, if, by reason of Force Majeure, the Borrower is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (a) hereof, the Borrower shall not be deemed in default during the continuance of such inability. However, the Borrower shall promptly give notice to the Trustee and the Issuer of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within the Borrower's discretion.

         The term Force Majeure shall mean, without limitation, the following:

                          (i) acts of God; strikes; lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections;

                 civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation; or

                          (ii)    any cause, circumstance or event not
                 reasonably within the control of the Borrower.

         The declaration of an Event of Default under subsection (b) above, and the exercise of remedies upon any such declaration, shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

         Section 7.2.  Remedies on Default.  Subject to the provisions of
Section 7.6 hereof, whenever an Event of Default shall have happened and be continuing, any one or more of the following remedial steps may be taken:

                 (a) If and only if acceleration of the principal amount of the Bonds has been declared pursuant to Section 7.03 of the Indenture, the Trustee shall declare all Loan Payments and Notes to be immediately due and payable, whereupon the same shall become immediately due and payable;

                 (b) The Bank or the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Borrower pertaining to the Project; and

                 (c) The Issuer or the Trustee may pursue all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement, the Letter of Credit or the Notes or to enforce the performance and observance of any other obligation or agreement of the Borrower under those instruments.

         Notwithstanding the foregoing, the Issuer shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to the Issuer at no cost or expense to the Issuer. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Bond Service Charges collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 5.08 of the Indenture for transfers of remaining amounts in the Revenue Fund and the Bond Fund.

         The provisions of this section are subject to the further limitation that the rescission by the Trustee of its declaration that all of the Bonds are immediately due and payable also shall constitute an annulment of any corresponding declaration made pursuant to paragraph (a) of this Section and a waiver and rescission of the consequences of that declaration and of the Event of Default with respect to which that declaration has been made, provided that no such waiver or rescission shall extend to or affect any subsequent or other default or impair any right consequent thereon.

         Section 7.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, the Letter of Credit or any Note, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

         Section 7.4. Agreement to Pay Attorneys' Fees and Expenses. If an Event of Default should occur and the Issuer or the Trustee should incur expenses, including attorneys' fees, in connection with the enforcement of this Agreement, the Letter of Credit or any Note or the collection of sums due thereunder, the Borrower shall reimburse the Issuer and the Trustee, as applicable, for the reasonable expenses so incurred upon demand.

         Section 7.5. No Waiver. No failure by the Issuer or the Trustee to insist upon the strict performance by the Borrower of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Borrower to observe or comply with any provision hereof.

         Section 7.6. Remedies Subject to Bank's Direction. Except in the case of an Event of Default pursuant to Section 7.01(g) or (h) of the Indenture, the Bank shall have the right to direct the remedies to be exercised by the Trustee, whether under Article VII of this Agreement or under Article VII of the Indenture.


                              (End of Article VII)

                                 ARTICLE VIII



                                 MISCELLANEOUS

         Section 8.1. Term of Agreement. This Agreement shall be and remain in full force and effect from the date of initial delivery of the Project Bonds until such time as all of the Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Borrower under this Agreement and the Notes shall have been paid, except for obligations of the Borrower under Sections 3.4, 4.2 and 5.3 hereof, which shall survive any termination of this Agreement.

         Section 8.2. Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by first class mail, postage prepaid, and addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Borrower, the Remarketing Agent, the Co-Trustee or the Trustee shall also be given to the others. The Borrower, the Issuer, the Remarketing Agent, the Co-Trustee and the Trustee, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

         Section 8.3. Extent of Covenants of the Issuer; No Personal Liability. All covenants, obligations and agreements of the Issuer contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Issuer in other than his official capacity, and neither the Common Council members of the Issuer nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in this Agreement or in the Indenture.

         Section 8.4. Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Issuer, the Borrower and their respective successors and assigns; provided that this Agreement may not be assigned by the Borrower (except pursuant to Section 5.2 hereof) and may not be assigned by the Issuer except to the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Bond Service Charges. This Agreement may be enforced only by the parties, their assignees and others who may, by law, stand in their respective places.

         Section 8.5. Amendments and Supplements. Except as otherwise expressly provided in this Agreement, any Note or the Indenture, subsequent to the issuance of the Project Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement or any Note may not be effectively amended, changed, modified, altered or terminated except in accordance with the applicable provisions of Article XI of the Indenture.

         Section 8.6. Execution Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

         Section 8.7. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein, is determined by a court of competent jurisdiction to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

         Section 8.8. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

         Section 8.9. Act Promptly. The Issuer and the Borrower each agree to act promptly in taking any action required to be taken on its part in accordance with the terms of this Agreement.


                             (End of Article VIII)

         IN WITNESS WHEREOF, the Issuer and the Borrower have caused this Agreement to be duly executed in their respective names, all as of the date first above written.

                                        CITY OF HAMMOND, INDIANA



                                        By: /s/ Duane W. Dedelow, Jr.
                                            -----------------------------------
                                            Duane W. Dedelow, Jr., Mayor


(SEAL)

Attest:


/s/ Gerald Bobos
------------------------------------
Gerald Bobos, Clerk

                                        LEAR SEATING CORPORATION



                                        By: /s/ Donald J. Stebbins
                                            ----------------------------------
                                            Donald J. Stebbins, Vice President

                                                                       EXHIBIT A

                                  PROJECT NOTE

$9,500,000                                                          July 1, 1994


         Lear Seating Corporation, a Delaware corporation (the "Borrower"), for value received, promises to pay to NBD Bank, N.A., Indianapolis, Indiana as trustee (the "Trustee") under the Indenture hereinafter referred to, the principal sum of

                   Nine Million Five Hundred Thousand Dollars
                                  ($9,500,000)

and to pay (i) interest on the unpaid balance of such principal sum from and after the date of this Note at the interest rate borne by the Project Bonds from time to time and (ii) interest on overdue principal, and to the extent permitted by law, on overdue interest, at the interest rate provided under the terms of the Project Bonds.

         This Note has been executed and delivered by the Borrower pursuant to a certain Loan Agreement (the "Agreement"), dated as of July 1, 1994, between the City of Hammond, Indiana (the "Issuer") and the Borrower. Terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and the Indenture, as defined below.

         Under the Agreement, the Issuer has loaned the Borrower the proceeds received from the sale of the $9,500,000 aggregate principal amount of City of Hammond, Indiana Adjustable Rate Economic Development Revenue Bonds of 1994 (Lear Seating Corporation Project), dated the date of their initial delivery (the "Project Bonds"), to be applied to the acquisition, construction and equipping of a manufacturing facility located in Hammond, Indiana. The Borrower has agreed to repay such loan by making Loan Payments at the times and in the amounts set forth in this Note. The Project Bonds have been issued, concurrently with the execution and delivery of this Note, pursuant to, and are secured by, the Trust Indenture (the "Indenture"), dated as of July 1, 1994, among the Issuer, the Trustee and Calumet National Bank, as Co-Trustee.

         To provide funds to pay the Bond Service Charges on the Project Bonds as and when due, or to reimburse the Bank for draws under the Letter of Credit to make such payments, the Borrower hereby agrees to and shall make Loan Payments as follows: on each Interest Payment Date the amount equal to interest due on the Project Bonds on such Interest Payment Date, and on each July 1 the amount equal to the principal due and payable on the Project Bonds on such date (if any) pursuant to the Indenture or upon maturity of the Project Bonds (each such day being a "Loan Payment Date"). In addition, to provide funds to pay the Bond Service Charges on the Project Bonds as and when due at any other time, the Borrower hereby agrees to and shall make Loan Payments on any other date on which any Bond Service Charges on the Project

Bonds shall be due and payable, whether at maturity, upon acceleration, call for redemption or otherwise.

         If payment or provision for payment in accordance with the Indenture is made in respect of the Bond Service Charges on the Project Bonds from moneys other than Loan Payments, this Note shall be deemed paid to the extent such payments or provision for payment of Bond Service Charges has been made. The Borrower shall receive a credit against its obligation to make Loan Payments hereunder to the extent of the moneys delivered to the Trustee under and pursuant to the Letter of Credit and any other amounts on deposit in the Bond Fund and available to pay Bond Service Charges on the Project Bonds pursuant to the Indenture, including the Pledged Taxes. Subject to the foregoing, all Loan Payments shall be in the full amount required hereunder.

         All Loan Payments shall be payable in lawful money of the United States of America and shall be made to the Trustee in immediately available funds at its corporate trust office for the account of the Issuer, deposited in the Bond Fund and used as provided in the Indenture.

         The obligation of the Borrower to make the payments required hereunder shall be absolute and unconditional and the Borrower shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Borrower may have or assert against the Issuer, the Trustee, the Co- Trustee, the Remarketing Agent, the Bank or any other person.

         This Note is subject to optional, extraordinary optional and mandatory prepayment, in whole or in part, upon the same terms and conditions, on the same dates and at the same prepayment prices, and subject to the same limitations as the Project Bonds are subject to optional, extraordinary optional and mandatory redemption. Any optional or extraordinary optional prepayment is also subject to satisfaction of any applicable notice, deposit or other requirements set forth in the Agreement or the Indenture.

         Whenever an Event of Default under Section 7.01 of the Indenture shall have occurred and, as a result thereof, the principal of and any premium on all Bonds then outstanding, and interest accrued thereon, shall have been declared to be immediately due and payable pursuant to Section 7.03 of the Indenture, the unpaid principal amount of and any premium and accrued interest on this Note also shall be due and payable on the date on which the principal of and premium and interest on the Project Bonds shall have been declared due and payable; provided that the annulment of a declaration of acceleration with respect to the Bonds shall also constitute an annulment of any corresponding declaration with respect to this Note.

         IN WITNESS WHEREOF, the Borrower has signed this Note as of July 1,
1994.


                                        LEAR SEATING CORPORATION



                                        By: -----------------------------------
                                            Donald J. Stebbins, Vice President

                                                                       EXHIBIT B

                             DESCRIPTION OF PROJECT

         The Project will consist of an approximate 98,600 square foot manufacturing and assembly facility housed in a structure approximately 580 feet by 170 feet. Offices will be housed in an adjacent 40 foot by 210 foot structure consisting of approximately 12,760 square feet. The manufacturing/assembly facility will have an approximate 20 to 22 foot ceiling access and 19 truck loading docks. A ring road will encircle the entire Plant to provide access for incoming and outgoing trucks. An on-site parking lot will have parking spaces for approximately 220 cars and 15 trailers. Estimated cost of constructing the Plant is approximately $3.8 million. Estimated investment for machinery and equipment to be located at the Plant is approximately $5.62 million.

                                                                       EXHIBIT C

                             COMPLETION CERTIFICATE



To:              Calumet National Bank, Co-Trustee

                 and NBD Bank, N.A., Trustee

                 City of Hammond, Indiana, Issuer

From:            Authorized Borrower Representative

Subject: $9,500,000 City of Hammond, Indiana Adjustable Rate Economic Development Revenue Bonds (Lear Seating Corporation Project)


         The undersigned hereby certifies in connection with the Project, financed with the proceeds of the above-described Project Bonds issued by the City of Hammond, Indiana (the "Issuer") pursuant to the Trust Indenture dated as of July 1, 1994 (the "Indenture") among the Issuer, NBD Bank, N.A. (the "Trustee") and Calumet National Bank (the "Co-Trustee"), the proceeds of which have been loaned to Lear Seating Corporation (the "Borrower") pursuant to the Loan Agreement between the Borrower and the Issuer dated as of July 1, 1994 (the "Loan Agreement") (words capitalized herein have the meaning ascribed to them in the Loan Agreement):

         1. The acquisition, improvement, construction, installation and equipping of the Project was substantially completed as of __________________________, 19_______ (the "Completion Date").

         2. All other facilities necessary in connection with the Project have been acquired, constructed, improved, installed and equipped.

         3. The Project has been completed in such manner as to conform with all applicable zoning, planning, building, environmental, food handling and other similar governmental regulations.

         4. All costs of the Project have been paid in full except for those not yet due and payable or being contested, which are described below and for which money for payment thereof is being held and should be retained in the Construction Fund:

                 (a)      Costs of the Project not yet due and payable:

                 Description                                           Amount





                 (b)      Payments being contested:

                 Description                                           Amount





         5. The money in the Construction Fund in excess of the total set forth in 4(a) and (b) above represents the surplus proceeds of the Project Bonds and the Co-Trustee under the Indenture is hereby authorized and directed to transfer such money to the Trustee for deposits of such money to the Bond Fund to be used to redeem the principal amount of outstanding Project Bonds at the earliest possible time.

         6. Attached hereto is a statement of the Authorized Borrower Representative listing and specifically describing all items of personal property and fixtures acquired and installed as part of the Project.

         This certificate is given without prejudice to any rights against third parties which exist at the date hereof or which may subsequently come into being.



                                  ---------------------------------------------
                                  Authorized Borrower Representative

Date:                 19
     ---------------,    -------

                                                                       EXHIBIT D

                          FORM OF DISBURSEMENT REQUEST



            STATEMENT NO. _________ REQUESTING DISBURSEMENT OF FUNDS
             FROM CONSTRUCTION FUND PURSUANT TO SECTION 3.2 OF THE
              LOAN AGREEMENT BETWEEN THE CITY OF HAMMOND, INDIANA
                          AND LEAR SEATING CORPORATION


         Pursuant to Section 3.2 of the Loan Agreement (the "Agreement") between the City of Hammond, Indiana (the "Issuer") and Lear Seating Corporation (the "Borrower") dated as of July 1, 1994, the undersigned Authorized Borrower Representative hereby requests and authorizes Calumet National Bank, as co-trustee (the "Co-Trustee"), as depository of the Construction Fund created by the Indenture to pay to the Borrower or to the person(s) listed on the Disbursement Schedule attached hereto as Exhibit A out of the moneys deposited in the Construction Fund the aggregate sum of $9,500,000 to pay such person(s) or to reimburse the Borrower in full, as indicated on Exhibit A, for advances, payments and expenditures made by it in connection with the items listed on Exhibit A.


Amount Requested:

Total Disbursements to Date:

         1. Each obligation for which a disbursement is hereby requested is described in reasonable detail in Exhibit A hereto together with the name and address of the person, firm or corporation to whom payment is due.

         2. The bills, invoices or statements of account for each obligation referenced in Exhibit A are attached hereto as Exhibit B.

         3.      The Borrower hereby certifies that:

                 (a) each obligation referenced in Exhibit A has been properly incurred, is a proper charge against the Construction Fund and has not been the basis of any previous disbursement;

                 (b) the expenditure of the amount requested under this Requisition, when added to all disbursements under previous Requisitions, will result in at least ninety-five percent (95%) of the total of such disbursements, having been used (i) for the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation under the Code, or
         (ii) for payment of amounts which are, for federal income tax purposes, chargeable to the Project's capital account or would be so chargeable either with a proper election by the Borrower or but for a proper election by the Borrower to deduct such amounts and are to be used for qualified purposes. (For purposes of this paragraph, expenses incurred in connection with the issuance of the Project Bonds shall not be included as a Project expense which would count toward the representation of having used 95% of the total of such disbursement for the stated purposes).

                 (c) no Event of Default has occupied and is continuing under the hereinafter mentioned Loan Agreement.

                 (d) each obligation referenced in Exhibit A which is an expense incurred in the issuance of the Bonds, when added to all disbursements under previous Requisitions for expense incurred in the issuance of the Bonds, does not exceed an amount equal to 2% of the face amount of the Bonds allocable to the Project.

         4. The Bank's approval of this requested disbursement from the Construction Fund is not required under the Reimbursement Agreement with the Bank.

         5. All capitalized terms herein shall have the meanings assigned to them in the Loan Agreement dated as of July 1, 1994, between the City of Hammond, Indiana and Lear Seating Corporation.

                                   LEAR SEATING CORPORATION


                                   By:
                                      ----------------------------------------




Dated:
      ---------------------------

                                   EXHIBIT A


                       DISBURSEMENT SCHEDULE NO.
                                                 --------

                Payee          TIN         Address            Purpose for Disbursement           Amount
                -----          ---         -------            ------------------------           ------
1.

2.

3.

4.

5.

6.
                                                                                                 --------------

                TOTAL                                                                            $
                                                                                                 --------------